Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2020 FIRST QUARTER RESULTS
Revenues of $47.9 Billion for the First Quarter, a 5.4 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $0.90 and Adjusted Diluted EPS of $1.76
Adjusted Diluted EPS Guidance Range Raised to $7.55 to $7.80 for Fiscal 2020
The Board of Directors Increased the Quarterly Dividend Rate by 5% to $0.42 per share

VALLEY FORGE, PA, January 30, 2020 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2020 first quarter ended December 31, 2019, revenue increased 5.4 percent to $47.9 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $0.90 for the December quarter of fiscal 2020, compared to $1.84 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 10.0 percent to $1.76 in the fiscal first quarter.

"We delivered strong revenue and adjusted EPS growth in the first quarter of fiscal 2020, driven by both the Pharmaceutical Distribution and Global Commercialization Services & Animal Health groups," said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. "Our results continue to demonstrate the strength of AmerisourceBergen's unique pharmaceutical-centered strategy and compelling position in the U.S. market," said Mr. Collis.

In late January 2020 the Company decided to exit the PharMEDium compounding business and as a result, the Company will cease all commercial and administrative operations related to this business. Additional details can be found in the section labeled "PharMEDium Update".

"After a comprehensive strategic and financial review of the PharMEDium business and continued operational challenges and financial burden, we have determined that the best path forward is to shut down the PharMEDium business." Mr. Collis continued, "Our increased fiscal 2020 guidance reflects the ongoing strength of our business and the removal of PharMEDium's operating loss for the remainder of the fiscal year."

Today, the Company announced that the Board of Directors declared a quarterly dividend of $0.42 per common share, a 5% increase in the quarterly dividend rate from $0.40 per common share. The quarterly dividend of $0.42 per common share will be payable March 2, 2020, to stockholders of record at the close of business on February 14, 2020.

"As we move further into fiscal 2020, we remain confident that we will continue to execute our unique and differentiated business strategy to deliver long-term growth for our shareholders," Mr. Collis said.

First Quarter Fiscal Year 2020 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$47.9B	$47.9B
Gross Profit	$1.2B	$1.2B
Operating Expenses	$968M	$748M
Operating Income	$263M	$495M
Interest Expense, Net	$31M	$31M
Effective Tax Rate	18.7%	21.0%
Net Income Attributable to ABC	$188M	$365M
Diluted Earnings Per Share	$0.90	$1.76
Diluted Shares Outstanding	208M	208M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

First Quarter GAAP Results

•
Revenue: In the first quarter of fiscal 2020, revenue was $47.9 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 5.2 percent increase in Pharmaceutical Distribution Services revenue and a 10.5 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2020 first quarter was $1.2 billion, a 5.1 percent decrease compared to the same period in the previous fiscal year. Gross profit in the current year quarter was unfavorably impacted by lower gains from antitrust litigation settlements, a LIFO expense in the current year quarter in comparison to a LIFO credit in the prior year quarter, and the prior year reversal of a previously estimated assessment related to the New York State Opioid Stewardship Act, offset in part by the increases in gross profit in Other and Pharmaceutical Distribution Services. Gross profit as a percentage of revenue was 2.57 percent, a decrease of 29 basis points from the prior year quarter.

•
Operating Expenses: In the first quarter of fiscal 2020, operating expenses were $967.8 million, compared to $819.8 million in the same period last fiscal year. The increase in operating expenses was primarily due to the $138.0 million impairment of PharMEDium's long-lived assets and an increase in distribution, selling and administrative expenses in the quarter, partially offset by lower depreciation and amortization expense. Operating expenses as a percentage of revenue in the fiscal 2020 first quarter was 2.02 percent, compared to 1.81 percent for the same period in the previous fiscal year.

•
Operating Income: In the fiscal 2020 first quarter, operating income declined to $263.4 million from $477.8 million in the prior year quarter due to the increase in operating expenses and the decrease in gross profit. Operating income as a percentage of revenue was 0.55 percent in the first quarter of fiscal 2020, compared to 1.05 percent for the same period in the previous fiscal year.

•
Interest Expense, Net: In the fiscal 2020 first quarter, net interest expense of $31.0 million was down 26.5 percent versus the prior year quarter due to certain finance leases now being accounted for as operating leases, resulting from the adoption of the new lease accounting standard, and higher interest income.

•
Effective Tax Rate: The effective tax rate was 18.7 percent for the first quarter of fiscal 2020. The effective tax rate in the quarter was primarily impacted by the $138.0 million impairment of PharMEDium's long-lived assets. The prior year's first quarter effective tax rate of 9.4 percent was favorably impacted by the 2017 Tax Cuts and Jobs Act.

•
Diluted Earnings Per Share: Diluted earnings per share was $0.90 in the first quarter of fiscal 2020 compared to $1.84 in the previous fiscal year’s first quarter. This decline was primarily due to a decrease in operating income.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2020 were 207.5 million, a 3.0 percent decline versus the prior fiscal year first quarter primarily due to share repurchases.

PharMEDium Update

•
In late January 2020 the Company decided to exit the PharMEDium compounding business and as a result, the Company will cease all commercial and administrative operations related to this business. The decision to exit the PharMEDium business was due to a number of factors including, but not limited to, ongoing operational, regulatory, and commercial challenges, such as PharMEDium's decision in January 2020 to suspend production at the compounding facility in New Jersey pending facility upgrades related to the air handling and filtration systems. In addition to the PharMEDium impairment charge of $138 million recognized in the three months ended December 31, 2019, the Company expects it will impair the majority of the remaining $55 million of PharMEDium tangible assets and all of the remaining $185 million of PharMEDium intangible assets in the three months ending March 31, 2020. Additionally, the Company will incur other costs, such as employee separation costs, in connection with exiting the PharMEDium compounding business during the fiscal year ending September 30, 2020 estimated to total approximately $80 million to $100 million.

•
As a result of the decision to exit the PharMEDium compounding business, the Company expects to claim an ordinary income tax deduction and estimates that it will realize a cash tax benefit in fiscal 2020 through fiscal 2022 totaling approximately $500 million to $600 million.

First Quarter Adjusted (non-GAAP) Results

The comments below compare adjusted results, which exclude: gain from antitrust litigation settlements; LIFO expense/credit; PharMEDium remediation costs; New York State Opioid Stewardship Act; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of long-lived assets; and a one-time tax reform adjustment.

•
Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2020, revenue was $47.9 billion, up 5.4 percent compared to the same quarter in the previous fiscal year, reflecting a 5.2 percent increase in Pharmaceutical Distribution Services revenue and a 10.5 percent increase in revenue within Other.

•
Adjusted Gross Profit: Adjusted gross profit in the fiscal 2020 first quarter was $1.2 billion, which was up 3.3 percent compared to the same period in the previous year, due to the increases in gross profit in Other and Pharmaceutical Distribution Services. Adjusted gross profit as a percentage of revenue was 2.60 percent in the fiscal 2020 first quarter, a decrease of 5 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the first quarter of fiscal 2020, adjusted operating expenses were $747.9 million, an increase of 2.3 percent compared to the same period in the previous fiscal year primarily due to an increase in costs to support revenue growth, offset in part by operational synergies realized from the integration of H. D. Smith. Adjusted operating expenses as a percentage of revenue in the fiscal 2020 first quarter was 1.56 percent, compared to 1.61 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2020 first quarter, adjusted operating income of $495.3 million increased 5.0 percent from the prior year period due to a 5.0 percent increase in operating income within Pharmaceutical Distribution Services and a 5.6 percent increase in operating income within Other. Adjusted operating income as a percentage of revenue decreased 1 basis point to 1.03 percent in the fiscal 2020 first quarter compared to the previous fiscal year’s first quarter.

•
Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2020 first quarter, net interest expense of $31.0 million was down 26.5 percent versus the prior year quarter due to certain finance leases now being accounted for as operating leases, resulting from the adoption of the new lease accounting standard, and higher interest income.

•
Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the first quarter of fiscal 2020 and was 19.9 percent in the previous fiscal year’s first quarter. The adjusted effective tax rate in the prior year quarter was favorably impacted by a discrete state tax item.

•
Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 10.0 percent to $1.76 in the first quarter of fiscal 2020 compared to $1.60 in the previous fiscal year’s first quarter, driven by the increase in adjusted operating income, a lower share count, and lower net interest expense.

•
Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2020 were 207.5 million, a 3.0 percent decline versus the prior fiscal year first quarter primarily due to share repurchases.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $46.0 billion, an increase of 5.2 percent compared to the same quarter in the prior fiscal year primarily due to continued strong specialty product sales and increased volume associated with the growth of some of its largest customers. Segment operating income of $391.7 million in the first quarter of fiscal 2020 was up 5.0 percent compared to the same period in the previous fiscal year, primarily due to the increase in gross profit resulting from the growth in revenue.

Other

Revenue in Other was $1.8 billion in the first quarter of fiscal 2020, an increase of 10.5 percent compared to the same period in the prior fiscal year, primarily due to growth at MWI, ABCS and World Courier. Operating income in Other increased 5.6 percent to $104.5 million in the first quarter of fiscal 2020. This increase was primarily due to the performance of ABCS and World Courier.

Recent Company Highlights & Milestones

•
AmerisourceBergen enhanced its logistics offering by integrating two of its businesses, World Courier, a global logistics provider, and ICS, a third party logistics (3PL) provider, creating the first and only specialty logistics partner to deliver complete support from clinical trials through commercialization. The integration offers enhanced global capabilities for manufacturers navigating the complexities of their product’s journey end-to-end, ultimately progressing the global growth of the advanced therapy industry and enabling more patients to be treated with these life-changing products.

•	AmerisourceBergen was named one of America’s “Most Responsible Companies” by Newsweek magazine and ranked 10th in the Health Care & Life Sciences category.

•
AmerisourceBergen received a perfect score of 100 on the 2019 Corporate Equality Index, the nation’s premier benchmarking survey and report on corporate policies and practices related to LGBTQ workplace equality, administered by the Human Rights Campaign Foundation.

•
The AmerisourceBergen Foundation announced a number of grants aimed at improving education and access to care in animal health throughout 2020 and beyond, including new collaborations with the National FFA Foundation, the National Disaster Search Dog Foundation and K9 Partners for Patriots.

Fiscal Year 2020 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2020 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has updated its fiscal year 2020 financial guidance to reflect the Company’s strong performance, opportunistic share repurchases and the exit of our PharMEDium business. The Company now expects:

•	Adjusted Diluted EPS to be in the range of $7.55 to $7.80, up from the previous range of $7.30 to $7.60.

Additional expectations now include:

•	Adjusted operating income growth in the mid-single digit percent range, up from the low-to mid-single percent range;

◦	Pharmaceutical Distribution Services segment operating income growth in the mid-single digit percent range, up from the low- to mid-single digit percent range;

•	Weighted average diluted shares are now expected to be approximately 208 million, down from the previous expectation of between 209 million to 210 million for the fiscal year.

All other previously communicated aspects of the Company's fiscal year 2020 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on January 30, 2020. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (866) 270-1533. From outside the United States, dial (412) 317-0797. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From Canada, dial (855) 669-9658. From outside the United States and Canada, dial (412) 317-0088. The access code for the replay is 10138176.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•Barclays Global Healthcare Conference, March 10-12, Miami.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 22,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $175 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; regulatory or enforcement action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business or the related consent decree; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including the impairments at PharMEDium and any additional impairments with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2019	% of Revenue	Three Months Ended December 31, 2018	% of Revenue	% Change
Revenue	$47,864,742		$45,392,452		5.4%

Cost of goods sold	46,633,528		44,094,872		5.8%

Gross profit [1]	1,231,214	2.57%	1,297,580	2.86%	(5.1)%

Operating expenses:
Distribution, selling, and administrative	685,953	1.43%	656,585	1.45%	4.5%
Depreciation and amortization	104,515	0.22%	122,500	0.27%	(14.7)%
Employee severance, litigation, and other [2]	39,309		40,672
Impairment of long-lived assets [3]	138,000		—
Total operating expenses	967,777	2.02%	819,757	1.81%	18.1%

Operating income	263,437	0.55%	477,823	1.05%	(44.9)%

Other loss	2,842		3,097
Interest expense, net	31,007		42,170		(26.5)%

Income before income taxes	229,588	0.48%	432,556	0.95%	(46.9)%

Income tax expense	43,020		40,803

Net income	186,568	0.39%	391,753	0.86%	(52.4)%

Net loss attributable to noncontrolling interest	1,072		1,899

Net income attributable to AmerisourceBergen Corporation	$187,640	0.39%	$393,652	0.87%	(52.3)%

Earnings per share:
Basic	$0.91		$1.86		(51.1)%
Diluted	$0.90		$1.84		(51.1)%

Weighted average common shares outstanding:
Basic	206,008		212,054		(2.9)%
Diluted	207,517		213,969		(3.0)%
 ________________________________________

[1]
Includes a $13.3 million LIFO expense, an $8.5 million gain from antitrust litigation settlements, and $7.1 million of PharMEDium remediation costs in the three months ended December 31, 2019. Includes an $87.3 million gain from antitrust litigation settlements, a $22.0 million reversal of a prior period assessment relating to the New York State Opioid Stewardship Act, $17.9 million of PharMEDium remediation costs, and a $3.0 million LIFO credit in the three months ended December 31, 2018.

[2]
Includes $0.8 million of employee severance, $24.7 million of litigation and opioid-related costs related to legal fees in connection with opioid lawsuits and investigations, and $13.8 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended December 31, 2019. Includes $4.8 million of employee severance, $14.5 million of litigation costs related to opioid lawsuits and investigations, and $21.4 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended December 31, 2018.

[3]	Impairment of finite-lived intangible assets, property and equipment, and right-of-use assets relating to PharMEDium in the three months ended December 31, 2019.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2019
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,231,214	$967,777	$263,437	$229,588	$43,020	$1,072	$187,640	$0.90

Gain from antitrust litigation settlements	(8,492)	—	(8,492)	(8,492)	(1,974)	—	(6,518)	(0.03)

LIFO expense	13,281	—	13,281	13,281	3,087	—	10,194	0.05

PharMEDium remediation costs	7,135	(9,030)	16,165	16,165	3,757	—	12,408	0.06

Acquisition-related intangibles amortization	—	(33,566)	33,566	33,566	7,801	(436)	25,329	0.12

Employee severance, litigation, and other	—	(39,309)	39,309	39,309	9,136	—	30,173	0.15

Impairment of long-lived assets	—	(138,000)	138,000	138,000	32,071	—	105,929	0.51

Adjusted Non-GAAP	$1,243,138	$747,872	$495,266	$461,417	$96,898	$636	$365,155	$1.76

Adjusted Non-GAAP % change vs. prior year period	3.3%	2.3%	5.0%	8.2%	14.1%		6.4%	10.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.57%	2.60%
Operating expenses	2.02%	1.56%
Operating income	0.55%	1.03%

________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,297,580	$819,757	$477,823	$432,556	$40,803	$1,899	$393,652	$1.84

Gain from antitrust litigation settlements	(87,279)	—	(87,279)	(87,279)	(18,470)	—	(68,809)	(0.32)

LIFO credit	(3,029)	—	(3,029)	(3,029)	(641)	—	(2,388)	(0.01)

PharMEDium remediation costs	17,911	(2,584)	20,495	20,495	4,337	—	16,158	0.08

New York State Opioid Stewardship Act	(22,000)	—	(22,000)	(22,000)	(4,656)	—	(17,344)	(0.08)

Acquisition-related intangibles amortization	—	(45,152)	45,152	45,152	9,555	(506)	35,091	0.16

Employee severance, litigation, and other	—	(40,672)	40,672	40,672	16,980	—	23,692	0.11

Tax Reform [1]	—	—	—	—	36,997	—	(36,997)	(0.17)

Adjusted Non-GAAP	$1,203,183	$731,349	$471,834	$426,567	$84,905	$1,393	$343,055	$1.60	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.86%	2.65%
Operating expenses	1.81%	1.61%
Operating income	1.05%	1.04%

________________________________________

[1]	Amount represents the final measurement period adjustment to the one-time transition tax on historical foreign earnings and profits through December 31, 2017.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2019	2018	% Change
Pharmaceutical Distribution Services	$46,036,828	$43,744,381	5.2%
Other	1,846,984	1,670,938	10.5%
Intersegment eliminations	(19,070)	(22,867)

Revenue	$47,864,742	$45,392,452	5.4%

	Three Months Ended December 31,
Operating income	2019	2018	% Change
Pharmaceutical Distribution Services	$391,694	$373,207	5.0%
Other	104,479	98,934	5.6%
Intersegment eliminations	(907)	(307)
Total segment operating income	495,266	471,834	5.0%

Gain from antitrust litigation settlements	8,492	87,279
LIFO (expense) credit	(13,281)	3,029
PharMEDium remediation costs	(16,165)	(20,495)
New York State Opioid Stewardship Act	—	22,000
Acquisition-related intangibles amortization	(33,566)	(45,152)
Employee severance, litigation, and other	(39,309)	(40,672)
Impairment of long-lived assets	(138,000)	—
Operating income	$263,437	$477,823

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	1.94%	2.01%
Operating expenses	1.09%	1.16%
Operating income	0.85%	0.85%

Other
Gross profit	19.01%	19.45%
Operating expenses	13.35%	13.53%
Operating income	5.66%	5.92%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.57%	2.86%
Operating expenses	2.02%	1.81%
Operating income	0.55%	1.05%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.60%	2.65%
Adjusted operating expenses	1.56%	1.61%
Adjusted operating income	1.03%	1.04%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2019	2019
ASSETS

Current assets:
Cash and cash equivalents	$3,232,604	$3,374,194
Accounts receivable, net	12,568,816	12,386,879
Inventories	11,686,466	11,060,254
Right to recover asset	1,277,714	1,147,483
Prepaid expenses and other	189,216	163,244
Total current assets	28,954,816	28,132,054

Property and equipment, net	1,442,383	1,770,516
Goodwill and other intangible assets	8,846,162	9,000,343
Other long-term assets	773,377	269,067

Total assets	$40,016,738	$39,171,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,181,860	$28,385,074
Other current liabilities	916,107	1,057,208
Short-term debt	532,489	139,012
Total current liabilities	30,630,456	29,581,294

Long-term debt	3,636,114	4,033,880

Accrued income taxes	289,047	284,075
Deferred income taxes	1,895,453	1,860,195
Other long-term liabilities	496,587	419,330

Total equity	3,069,081	2,993,206

Total liabilities and equity	$40,016,738	$39,171,980

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2019	2018
Operating Activities:
Net income	$186,568	$391,753
Adjustments to reconcile net income to net cash provided by operating activities [1]	341,020	206,905
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(307,204)	(658,890)
Inventories	(630,980)	(898,775)
Accounts payable	787,037	1,498,643
Other	(233,631)	(60,668)
Net cash provided by operating activities	142,810	478,968

Investing Activities:
Capital expenditures	(67,305)	(79,233)
Cost of acquired companies, net of cash acquired	—	(52,398)
Other	4,966	4,013
Net cash used in investing activities	(62,339)	(127,618)

Financing Activities:
Net (repayments) borrowings	(13,981)	8,442
Purchases of common stock [2]	(135,128)	(239,008)
Exercises of stock options	20,113	22,400
Cash dividends on common stock	(83,088)	(85,535)
Other	(9,977)	(10,009)
Net cash used in financing activities	(222,061)	(303,710)

(Decrease) increase in cash and cash equivalents	(141,590)	47,640

Cash and cash equivalents at beginning of period	3,374,194	2,492,516

Cash and cash equivalents at end of period	$3,232,604	$2,540,156

________________________________________

[1]
Includes a LIFO expense of $13.3 million and an impairment of long-lived assets of $138.0 million in the three months ended December 31, 2019. Includes a LIFO credit of $3.0 million in the three months ended December 31, 2018.

2 Purchases of common stock in the three months ended December 31, 2019 includes $14.8 million of September 2019 purchases that cash settled in October 2019 and excludes $9.4 million of December 2019 purchases that cash settled in January 2020. Purchases of common stock in the three months ended December 31, 2018 includes $24.0 million of September 2018 purchases that cash settled in October 2018 and excludes $10.8 million of December 2018 purchases that cash settled in January 2019.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), certain PharMEDium remediation costs, and the (credit) related to the New York State Opioid Stewardship Act. Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable expenses. The (credit) related to the New York State Opioid Stewardship Act is excluded because it is unusual, non-recurring and non-cash. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The New York State Opioid Stewardship Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the New York State Opioid Stewardship Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium remediation costs, and impairment of long-lived assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs and the impairment of long-lived assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•
Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•
Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. In addition, the final U.S. tax reform measurement period adjustment to the one-time transition tax liability on historical foreign earnings and profits through December 31, 2017 ("Tax Reform") is excluded from adjusted income tax expense for the three months ended December 31, 2018. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net loss attributable to noncontrolling interest: Adjusted net loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; the (credit) related to the New York State Opioid Stewardship Act; acquisition-related intangibles amortization; employee severance, litigation, and other; and impairment of long-lived assets; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share for the three months ended December 31, 2018. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2020 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2020 adjusted free cash flow guidance. For fiscal year 2020, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the three months ended December 31, 2019 adjusted free cash flow of $133.7 million consisted of net cash provided by operating activities of $142.8 million, plus $66.7 million in cash payments made relating to unfavorable legal settlements, minus $8.5 million in cash payments received related to favorable legal settlements, and minus capital expenditures of $67.3 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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